Exhibit 3.5

DIAMOND S SHIPPING INC.

FORM OF AMENDED AND RESTATED BYLAWS

As Adopted on [●]

SHAREHOLDERS MEETINGS

1.       Time and Place of Meetings. All meetings of shareholders will be held at such time and place, within or outside of the Republic of the Marshall Islands, as may be designated by the Board of Directors (the “Board”) of Diamond S Shipping Inc., a Republic of the Marshall Islands corporation (the “Company”), from time to time or, in the absence of a designation by the Board, by the Chairman of the Board (the “Chairman”), the Chief Executive Officer of the Company (the “Chief Executive Officer”) or the Secretary of the Company (the “Secretary”) and stated in the notice of the meeting (“Notice”). The Board may postpone and reschedule any previously scheduled annual or special meeting of shareholders.

2.       Annual Meetings. At each annual meeting of shareholders, the shareholders will (a) elect, by a plurality of the votes of the shares present in person or represented by proxy at such meeting and entitled to vote on the election of directors, the directors and (b) transact such other business as may properly be brought before the meeting in accordance with Bylaws 8, 9, 10 and 11.

3.       Special Meetings. A special meeting of shareholders may be called only (a) by (i) the Chairman, (ii) the Chief Executive Officer, or (iii) the Secretary within 10 calendar days after receipt by the Chairman and the Secretary of the written request of the Board or the holders of more than ten percent of the voting power of the outstanding common shares, par value $0.001 per share (“Common Shares”), and preferred shares, par value $0.001 per share (“Preferred Shares”), of the Company or (b) as specified in a Preferred Stock Designation (as defined in the Company’s Articles of Incorporation).

4.       Notice of Meetings. Written notice of every meeting of shareholders, stating the place, date and time thereof by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called and that it is being issued by or at the direction of the person calling the meeting, will be given, in a form provided by Bylaw 27 or by the Marshall Islands Business Corporations Act, as amended (the “BCA”), not fewer than 15 nor more than 60 calendar days before the date of the meeting to each shareholder of record entitled to vote at such meeting, except as otherwise provided by law. When a meeting is adjourned to another place, date or time, Notice need not be given of the adjourned meeting if the place, date and time thereof by which shareholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 calendar days, the adjournment is for lack of quorum, or if after the adjournment a new record date is fixed for the adjourned meeting, written Notice of the place, date and time thereof by which shareholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting must be given in conformity herewith. At any adjourned meeting, any business may be transacted which properly could have been transacted at the original meeting.

5.       Inspectors. The Board may, in advance of any meeting of shareholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of shareholders, the presiding officer of the meeting may appoint one or more inspectors to act at the meeting. Inspectors may be employees of the Company or any of its subsidiaries.

6.       Quorum. Except as otherwise provided by law or in a Preferred Stock Designation, the holders of a majority of the shares issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at a meeting of shareholders for the transaction of business thereat. If, however, such quorum is not present or represented at any meeting of shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, will have the power to adjourn the meeting

7.       Voting; Proxies. Except as otherwise provided by law, by the Company’s Articles of Incorporation or in a Preferred Stock Designation, each shareholder will be entitled at every meeting of the shareholders to one vote for each share having voting power standing in the name of such shareholder on the books of the Company on the record date for the meeting and such votes may be cast either in person or by proxy. When a quorum is present at any meeting of shareholders, the affirmative vote of a majority of the votes cast by holders of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the shareholders in all matters other than the election of directors, or as otherwise provided in these Bylaws, the Articles of Incorporation, a Preferred Stock Designation or by law.

8.       Order of Business. The Chairman, or an officer of the Company designated from time to time by the Board, will call meetings of shareholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board prior to the meeting, the presiding officer of the meeting of shareholders will also determine the order of business and have the authority in his or her sole discretion to determine the rules of procedure and regulate the conduct of any such meeting, including by imposing restrictions on the persons (other than shareholders of the Company or their duly appointed proxy holders) that may attend any such shareholders’ meeting, by ascertaining whether any shareholder or his or her proxy holder may be excluded from any meeting of shareholders based upon any determination by the presiding officer, in his or her sole discretion, that any such person has disrupted or is likely to disrupt the proceedings thereat, by determining the circumstances in which any person may make a statement or ask questions at any meeting of shareholders, by ruling on all procedural questions that may arise during or in connection with the meeting and by determining whether any nomination or business proposed to be brought before the meeting has been properly brought before the meeting.

9.       Notice of Shareholder Proposals. (a) Business to Be Conducted at Annual Meeting. At an annual meeting of shareholders, only such business may be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nomination of a person for election as a director, which is governed by Bylaw 10 and, to the extent applicable, Bylaw 11) must be (i) brought before the meeting by or at the direction of the Board or (ii) otherwise properly brought before the meeting by a shareholder who (A) has complied with all applicable requirements of this Bylaw 9 and Bylaw 11 in relation to such business, (B) was a shareholder of record of the Company at the time of giving the notice required by Bylaw 11(a) and is a shareholder of record of the Company at the time of the annual meeting, (C) is entitled to vote at the annual meeting, (D) beneficially owns (as such term is defined in the SEC Rule 13d-3) at least ten percent of the then outstanding Common Shares, or (E) is authorized to bring such matter before the meeting pursuant to a Preferred Stock Designation. For the avoidance of doubt, the foregoing clause (ii) will be the exclusive means for a shareholder to submit business before an annual meeting of shareholders (other than proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”) and included in the notice of meeting given by or at the direction of the Board).

(b)         Required Form for Shareholder Proposals. To be in proper written form, a shareholder’s notice to the Secretary must set forth:

(i)          Information Regarding the Proposing Person. As to each Proposing Person (as such term is defined in Bylaw 11(d)(ii)):

(A)       the name and address of such Proposing Person, as they appear on the Company’s share transfer book;

(B)       the class, series and number of shares of the Company beneficially owned or of record by such Proposing Person (including any shares of any class or series of the Company as to which such Proposing Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time);

(C)       a representation (1) that the shareholder giving the notice is a holder of record of shares of the Company entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting and (2) as to whether any Proposing Person intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Company entitled to vote and required to approve the proposal and, if so, identifying such Proposing Person;

(D)       a description of any (1) option, warrant, convertible security, share appreciation right or similar right (including any derivative securities, as defined under Rule 16a-1 under the Exchange Act), whether or not presently exercisable, with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of securities of the Company or with a value derived in whole or in part from the value of any class or series of securities of the Company, whether or not such instrument or right is subject to settlement in whole or in part in the underlying class or series of securities of the Company or otherwise, directly or indirectly held of record or owned beneficially by such Proposing Person and (2) each other direct or indirect opportunity of such Proposing Person to profit or share in any profit derived from, or to manage the risk or benefit from, any increase or decrease in the value of the Company’s securities, in each case regardless of whether (x) such interest conveys any voting rights in such security to such Proposing Person, (y) such interest is required to be, or is capable of being, settled through delivery of such security, or (z) such Proposing Person may have entered into other transactions that hedge the economic effect of any such interest (any such interest referred to in this clause (D), being a “Derivative Interest”);

(E)       any proxy, contract, arrangement, understanding or relationship pursuant to which the Proposing Person has a right to vote any shares of the Company or which has the effect of increasing or decreasing the voting power of such Proposing Person;

(F)       any rights directly or indirectly held of record or beneficially by the Proposing Person to dividends on the shares of the Company that are separated or separable from the underlying shares of the Company;

(G)       any performance-related fees (other than an asset-based fee) to which the Proposing Person may be entitled as a result of any increase or decrease in the value of shares of the Company or Derivative Interests; and

(H)       any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting.

(ii)         Information Regarding the Proposal: As to each item of business that the shareholder giving the notice proposes to bring before the annual meeting:

(A)         a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons why such shareholder or any other Proposing Person believes that the taking of the action or actions proposed to be taken would be in the best interests of the Company and its shareholders;

(B)         a description in reasonable detail of any material interest of any Proposing Person in such business and a description in reasonable detail of all agreements, arrangements and understandings among the Proposing Persons or between any Proposing Person and any other person or entity in connection with the proposal; and

(C)         the text of the proposal or business (including the text of any resolutions proposed for consideration).

(c)         A shareholder is not entitled to have its proposal included in the Company’s proxy statement and form of proxy solely as a result of such shareholder’s compliance with the foregoing provisions of this Bylaw 9.

(d)         If a shareholder does not appear at the annual meeting to present its proposal, such proposed business will not be transacted (notwithstanding that proxies in respect of such vote may have been received by the Company).

10.         Notice of Director Nominations. (a) Nomination of Directors. Subject to the rights, if any, of any series of Preferred Shares to nominate or elect directors under circumstances specified in a Preferred Stock Designation, only persons who are nominated in accordance with the procedures set forth in this Bylaw 10 will be eligible to serve as directors. Nominations of persons for election as directors of the Company may be made only at an annual meeting of shareholders (i) by or at the direction of the Board or (ii) by a shareholder who (A) has complied with all applicable requirements of this Bylaw 10 and Bylaw 11 in relation to such nomination, (B) was a shareholder of record of the Company at the time of giving the notice required by Bylaw 11(a) and is a shareholder of record of the Company at the time of the annual meeting, and (C) is entitled to vote at the annual meeting.

(b)         Required Form for Shareholder Nominations. To be in proper written form, a shareholder’s notice to the Secretary must set forth:

(i)         Information Regarding the Proposing Person. As to each Nominating Person (as such term is defined in Bylaw 11(d)(iii)), the information set forth in Bylaw 9(b)(i) (except that for purposes of this Bylaw 10, the term “Nominating Person” will be substituted for the term “Proposing Person” in all places it appears in Bylaw 9(b)(i) and any reference to “business” or “proposal” therein will be deemed to be a reference to the “nomination” contemplated by this Bylaw 10).

(ii)         Information Regarding the Nominee: As to each person whom the shareholder giving notice proposes to nominate for election as a director:

(A)         all information with respect to such proposed nominee that would be required to be set forth in a shareholder’s notice pursuant to Bylaw 9(b)(i) if such proposed nominee were a Nominating Person;

(B)         all information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) under the Exchange Act to be made in connection with a general solicitation of proxies for an election of directors in a contested election (including such proposed nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected);

(C)         all information that would be required to be disclosed pursuant to Items 403 and 404 under Regulation S-K if the shareholder giving the notice or any other Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant;

(D)         a written questionnaire with respect to the identity, background and qualification of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire will be provided by the Secretary upon written request);

(E)         a written representation and agreement (in the form provided by the Secretary upon written request) that the proposed nominee (1) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the proposed nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (y) any Voting Commitment that could limit or interfere with the proposed nominee’s ability to comply, if elected as a director of the Company, with the proposed nominee’s fiduciary duties under applicable law, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein or is not otherwise disclosed to, and approved by, the Company prior to entering into such agreement, arrangement or understanding, and (3) if elected as a director of the Company, the proposed nominee would be in compliance, and will comply, with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company.

The Company may require any proposed nominee to furnish such other information as the Board determines in good faith may be reasonably required by the Company to determine the qualifications and eligibility of such proposed nominee to serve as a director.

(c)         A shareholder is not entitled to have its nominees included in the Company’s proxy statement solely as a result of such shareholder’s compliance with the foregoing provisions of this Bylaw 10.

(d)         Notwithstanding the foregoing, at each annual meeting of shareholders until the annual meeting of shareholders held in 2024, (i) the number of directors will be fixed at seven, (ii) unless the Board or a duly authorized committee of the Board determines in good faith (A) that such individual nominated would not be qualified under applicable law, rule or regulation to serve as a director of the Company or (B), after consultation with outside counsel, that so doing would be inconsistent with its fiduciary duties under applicable law or violate applicable law, the Board or such committee will include in its nominees for election by the shareholders three individuals nominated by Former DSS Holders (or such lesser number of nominees designated by Former DSS Holders) and two individuals nominated by Former Citadel Holders (or such lesser number of nominees designated by Former Citadel Holders). Notwithstanding the foregoing, if the Former Citadel Holders reduce their aggregate beneficial ownership (as defined in the SEC Rule 13d-3) (A) by 25% or more, but less than, 50% from that owned by the Former Citadel Holders as at the closing of the transactions contemplated by the Transaction Agreement (the “Closing”), they will, without further action, only be entitled to nominate one individual and (B) by 50% or more from that owned by the Former Citadel Holders as at the Closing, they will, without further action, no longer have any nomination rights hereunder. Furthermore, notwithstanding the foregoing, if the Former DSS Holders reduce their aggregate beneficial ownership (as defined in the SEC Rule 13d-3) (A) by 50% or more, but less than 75%, from that owned by such Former DSS Holders as at the Closing, they will, without further action, only be entitled to designate two individuals, (B) by 75% or more from that owned by such Former DSS Holders at the Closing, they will, as long as WLR or FRC continues to own at least five percent of the then outstanding Common Shares, without further action, only be entitled to designate one individual, and (C) by an amount sufficient to cause each of WLR and FRC to no longer own at least five percent of the then outstanding Common Shares, they will, without further action, no longer have any nomination rights hereunder.

11.         Additional Provisions Relating to the Notice of Shareholder Business and Director Nominations. (a) Timely Notice. To be timely, a shareholder’s notice required by Bylaw 9 or Bylaw 10 must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not fewer than 90 nor more than 120 calendar days prior to the anniversary of the date on which the Company held the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day following the day on which public disclosure of the date of such meeting is first made.

(b)          Updating Information in Notice. A shareholder providing notice of business proposed to be brought before an annual meeting pursuant to Bylaw 9 or notice of any nomination to be made at an annual meeting pursuant to Bylaw 10 must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to Bylaw 9 or Bylaw 10, as applicable, is true and correct at all times up to and including the date of the meeting and any adjournment or postponement thereof. Such update and supplement will be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company, (i) in the case of the update and supplement required to be made as of the record date, not later than the later of five business days after the record date for the meeting and five business days after the first public disclosure of the record date for the meeting and (ii) in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof, not later than eight business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to any adjournment or postponement thereof).

(c)         Determinations of Form, Etc. The presiding officer of any annual meeting will, if the facts warrant, determine that a proposal was not made in accordance with the procedures prescribed by Bylaw 9 and this Bylaw 11 or that a nomination was not made in accordance with the procedures prescribed by Bylaw 10 and this Bylaw 11, and if he or she should so determine, he or she will so declare to the meeting and the defective proposal or nomination, as applicable, will be disregarded. If the Proposing Person or Nominating Person, as applicable, does not appear at the annual meeting to present its proposal or nomination, as applicable, such proposed business will not be transacted (notwithstanding that proxies in respect of such vote may have been received by the Company) and such nomination will be disregarded, respectively.

(d)         Certain Definitions. For purposes of these Bylaws:

(i)       “Affiliate” of a person or entity means any person or entity who or which controls, is controlled by or is under common control with the first person or entity and “control” means the power to direct the action or polices of a person or entity, whether by ownership, contract, or by law.

(ii)       “Former Citadel Holders” means Capital Maritime & Trading Corp., Capital GP L.L.C., Crude Carriers Investments Corp. (collectively, the “Current Holders”) and/or their respective Affiliates and/or any other company under the beneficial ownership or control of either (i) the persons owning or controlling any of the Current Holders (collectively, the “UBOs”) or (ii) any of the UBOs’ lineal descendants in direct line or spouse or former spouse or widow (either directly and/or through companies, trusts or foundations of which such persons are beneficiaries and/or through a similar structure achieving a comparable result).

(iii)       “Former DSS Holders” means WL Ross & Co. and its controlled Affiliates or successors by operation of law (collectively, “WLR”) or First Reserve Corporation and its controlled Affiliates or successors by operation of law (collectively, “FRC”), provided, however, that if WLR and FRC submit more than three nominees for election to the Board pursuant to Bylaw 10(c), the nominees for election to the Board will be as agreed to by WLR and FRC within ten days of the last such nomination or, absent agreement, as determined in good faith by the Board or a duly authorized committee thereof.

(iv)       “Nominating Person” means (A) the shareholder providing the notice of the nomination proposed to be made at an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of nomination proposed to be made at the annual meeting is made, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such shareholder or beneficial owner.

(v)       “Proposing Person” means (A) the shareholder providing the notice of business proposed to be brought before an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such shareholder or beneficial owner.

(vi)       “Public Disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document filed by the Company with the Securities and Exchange Commission pursuant to Exchange Act or furnished by the Company to shareholders.

(vii)       “Transaction Agreement” means that certain Transaction Agreement dated November 27, 2018, among DSS Holdings L.P., Capital Product Partners L.P. and the other parties named therein.

12.         Record Dates. (a) In order that the Company may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the Board may fix in advance a record date, which may not be more than 60 nor fewer than 15 calendar days before the date of such meeting. If no record date is fixed by the Board, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders will be at the close of business on the calendar day preceding the day on which notice is given, or, if notice is waived, at the close of business on the calendar day preceding the day on which the meeting is held. A determination of shareholders of record entitled to notice of or to vote at a meeting of the shareholders will apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b)         In order that the Company may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of shares, or for the purpose of any other lawful action, the Board may fix a record date, which record date will not be more than 60 calendar days prior to such action. If no record date is fixed, the record date for determining shareholders for any such purpose will be at the close of business on the calendar day on which the Board adopts the resolution relating thereto.

(c)         The Company will be entitled to treat the person in whose name any of its shares is registered as the owner thereof for all purposes, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Company has notice thereof, except as expressly provided by applicable law.

13.         Adjournments. A meeting of shareholders may be adjourned from time to time by the presiding officer of the meeting or the holders of a majority of the shares present in person or represented by proxy at such meeting.

DIRECTORS

14.         Number, Election and Terms. Subject to the rights, if any, of any series of Preferred Shares to elect additional directors under circumstances specified in a Preferred Stock Designation, the number of directors will be seven. All directors will be elected annually.

15.         Chairman. The Chairman will be elected by the Board, and will not have any additional voting rights in addition to those the Chairman has as a director.

16.         Vacancies and Newly Created Directorships. Subject to the rights, if any, of the holders of any series of Preferred Shares to elect additional directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. No decrease in the authorized number of directors will shorten the term of any incumbent director.

17.         Removal. Subject to the rights, if any, of the holders of any series of Preferred Shares specified in a Preferred Stock Designation, any director may be removed from office by the shareholders only in the manner provided in the Articles of Incorporation.

18.         Resignation. Any director may resign at any time upon notice given in writing or by electronic transmission to the Chairman, the Secretary, any Vice President or the Company’s regular outside counsel. Any resignation is effective when the resignation is so delivered unless the resignation specified a later effective date or an effective date determined upon the happening of an event or events.

19.         Regular Meetings. Regular meetings of the Board will be held immediately after the annual meeting of the shareholders and at such other times and places either within or outside of the Republic of the Marshall Islands as may from time to time be determined by the Board. Notice of regular meetings of the Board need not be given.

20.         Special Meetings. Special meetings of the Board may be called by the Chairman or the Chief Executive Officer on two business days’ prior notice to each director by whom such notice is not waived, given in a form permitted by Bylaw 27 or by the BCA, and will be called by the Chairman or the Chief Executive Officer, in like manner and on like notice, on the written request of the Board. Special meetings of the Board may be held at such time and place either within or outside of the Republic of the Marshall Islands as is determined by the Board or specified in the notice of any such meeting.

21.         Quorum. At all meetings of the Board, a majority of the Board will constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time to another place, time, or date, without notice other than announcement at the meeting, until a quorum is present.

22.         Participation in Meetings by Electronic Communications. Members of the Board or any committee designated by the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can communicate with each other, and such participation in a meeting will constitute presence in person at the meeting.

23.         Committees. The Board may designate one or more committees, by resolution adopted by a majority of the total number of directors that the Company would have if there were no vacancies on the Board, each committee to consist of one or more of the directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board, or in these Bylaws, will have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it; but no such committee will have the power or authority in reference to the following matters: (a) the submission to shareholders of any action that requires shareholder approval under the Act or (b) the filling of vacancies in the Board or in a committee; (c) the fixing of compensation of the directors for serving on the Board or on any committee; (d) making, adopting, amending or repealing any provision of these Bylaws; or (e) the amendment or repeal of any resolution of the Board which by its terms is not so amenable or repealable. In the absence of a provision by the Board or a provision in the rules of such committee to increase the voting threshold, a majority of the committee members at the time of such vote shall be the act of such committee.

24.         Compensation. The Board may establish the compensation of directors, including compensation for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, and for other services provided to the Company or at the request of the Board.

25.         Rules. The Board may adopt rules and regulations for the conduct of meetings and the oversight of the management of the affairs of the Company.

26.         Interested Directors. No contract or other transaction between the Company and one or more of its directors, or between the Company and any other corporation, firm, association or other entity in which one or more of its directors or officers are directors or officers, or have a substantial financial interest, will be void or voidable solely for this reason, or solely because the director is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if the material facts as to his or her interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or are known to (i) the Board or the committee, as the case may be, and the Board or committee, as the case may be, approves such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested director or, if the votes of the disinterested directors are insufficient to constitute an act of the Board, by a unanimous vote of the disinterested directors or (ii) the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of such shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

NOTICES

27.         Generally. (a) Except as otherwise provided by law, these Bylaws or the Articles of Incorporation, whenever by law or under the provisions of the Articles of Incorporation or these Bylaws notice is required to be given to any director or shareholder, it will not be construed to require personal notice, but such notice may be given personally, in writing, by mail or by electronic transmission, addressed to such director or shareholder. Any notice sent to shareholders by mail will be sent to the address of such shareholder as it appears on the records of the Company, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the mail. Notices sent by electronic transmission to the email address in the Company’s records will be deemed effective. For purposes of these Bylaws, “electronic transmission” means any form of communication permitted by the BCA, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(b)         Notices to directors may be given personally or by mail or courier service, telephone, electronic transmission or as otherwise may be permitted by these Bylaws.

28.         Waivers. Whenever any notice is required to be given by law or under the provisions of the Articles of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person entitled to such notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

OFFICERS

29.         Generally. The officers of the Company will be elected by the Board and will consist of a Secretary. The Board may also choose any or all of the following: a Chief Executive Officer, a President, a Treasurer, a Chief Operating Officer, a Chief Financial Officer, one or more Senior Vice Presidents (who may be given particular designations with respect to authority, function, or seniority), one or more Vice Presidents (who may be given particular designations with respect to authority, function, or seniority), one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers as the Board may from time to time determine. Notwithstanding the foregoing, the Board may authorize the Chief Executive Officer to appoint any person to any office other than Secretary or Treasurer. Any number of offices may be held by the same person. In the case of the absence or disability of any officer of the Company or for any other reason deemed sufficient by a majority of the Board, the Board may delegate the absent or disabled officer’s powers or duties to any other officer or to any director. For the avoidance of doubt, the Chairman is not an officer of the Company.

30.         Compensation. The compensation of all officers and agents of the Company who are also directors of the Company will be fixed by the Board or by a committee of the Board. The Board may fix, or delegate the power to fix, the compensation of other officers and agents of the Company to an officer of the Company.

31.         Succession. The officers of the Company will hold office for an indefinite period until their successors are elected and qualified or until such officer’s earlier death, resignation or removal. Any officer may be removed at any time by the Board. Any vacancy occurring in any office of the Company may be filled by the Board or by the Chief Executive Officer (if so delegated such power).

32.         Authority and Duties. Each of the officers of the Company will have such authority and will perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board.

SHARES

33.         Certificates. The shares of the Company will be represented by certificates unless the Board provides by resolution or resolutions that some or all of any or all classes or series of shares will be uncertificated shares. Any such resolution will not apply to shares represented by a certificate until such certificate is surrendered to the Company.

34.         Classes of Shares. The powers, designations, preferences and relative, participating, optional or other special rights of each class or series of shares represented by certificates, if any, and the qualifications, limitations or restrictions of such preferences and/or rights will be set forth in such manner as may be required by law or the rules of the stock exchange applicable to the Company. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series will be identical.

35.         Lost, Stolen or Destroyed Certificates. The Secretary may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of share to be lost, stolen or destroyed. As a condition precedent to the issuance of a new certificate or certificates, the Secretary may require the owners of such lost, stolen or destroyed certificate or certificates to give the Company a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of the new certificate or uncertificated shares.

GENERAL

36.         Fiscal Year. The fiscal year of the Company will be fixed from time to time by the Board.

37.         Reliance Upon Books, Reports and Records. Each director, each member of a committee designated by the Board, and each officer of the Company will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements presented to the Company by any of the Company’s officers or employees, or committees of the Board, or by any other person or entity as to matters the director, committee member, or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

38.         Amendments. Except as otherwise provided by law or by the Articles of Incorporation or these Bylaws, these Bylaws or any of them may be amended in any respect or repealed at any time, either (a) at any meeting of shareholders (provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting) or (b) by the Board.

39.         Certain Defined Terms. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Articles of Incorporation.

40.         Severability. If any provision (or any part thereof) of these Bylaws is be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Bylaws (including each portion of any section of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) will not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these Bylaws (including each such portion of any section containing any such provision held to be invalid, illegal or unenforceable) will be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Company to the fullest extent permitted by law.

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